SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                         Commission File Number 0-16056


                           NOTIFICATION OF LATE FILING

(Check one): [ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [X] Form 10-Q
[ ] Form N-SAR

         For period ended December 31, 2002
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[ ]      Transition Report on Form 10-K [ ] Transition Report on For 10-Q
[ ]      Transition Report on Form 20-F [ ] Transition Report on Form N-SAR
[ ]      Transition Report on Form 11-K
         For the transition period ended _____________________________

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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant

Trudy Corporation
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Former name if applicable


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Address of principal executive office (Street and Number)

353 Main Avenue
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City, State and Zip Code

Norwalk, CT 06851
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

                                     PART II
                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         [X] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The registrant needs more time to complete the compilation of its financial statements and for it's independent accountant to perform its review.



                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

           Fell Herdeg             (203)            846-2274 Ext. 119
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               (Name)           (Area Code)        (Telephone Number)


         (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                Trudy Corporation
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: February 13, 2003                    By /s/ FELL HERDEG
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                                             Fell Herdeg
                                             Director of Finance